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                                                                     EXHIBIT 3.4



                   CERTIFICATE OF CORRECTION FILED TO CORRECT


                     A CERTAIN ERROR IN THE CERTIFICATE OF

                AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF

                             ASIAINFO HOLDINGS, INC.

                 FILED IN THE OFFICE OF THE SECRETARY OF STATE

                       OF DELAWARE ON NOVEMBER 15, 2000.



ASIAINFO HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,



DOES HEREBY CERTIFY:

     1.  The name of the corporation is ASIAINFO HOLDINGS, INC.

     2. That a Certificate of Amendment to the Certificate of incorporation of ASIAINFO HOLDINGS, INC. was filed with the Secretary of State of Delaware on November 15, 2000 and that said Certificate requires correction as permitted by
Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows:

         The authorized capital was mistaken.

     4.  Article FIFTH of the Certificate is corrected to read as follows:

         The aggregate number of shares which the Corporation shall have authority to issue is 110,000,000 Common and Preferred shares: the total number of shares of Common Stock shall be 100,000,000 with par value of one cent ($.01) per share and the total number of shares of Preferred Stock shall be 10,000,000 with par value of one cent ($.01) per share.


     IN WITNESS WHEREOF, said ASIAINFO HOLDINGS, INC. has caused this Certificate to be signed by James Ding, its Chief Executive Officer, this 18th day of January, 2001.


                                                        ASIAINFO HOLDINGS, INC.


                                                   By:     /s/  James Ding
                                                       -------------------------
                                                       Chief Executive Officer